DATED OCTOBER 19, 2015

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☐                             Filed by a Party other than the Registrant  ☒

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Materials under § 240.14a-12

PERICOM SEMICONDUCTOR CORPORATION

(Name of Registrant as Specified in its Charter)

MONTAGE TECHNOLOGY GROUP LIMITED

PORSCHE ACQUISITION SUB, INC.

HOWARD YANG

STEPHEN TAI

MARK VOLL

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On October 19, 2015, Montage sent the following letter to Pericom shareholders::

AN IMPORTANT MESSAGE CONCERNING YOUR INVESTMENT

IN

PERICOM SEMICONDUCTOR CORPORATION

STOP…LOOK…AND LISTEN!

October 19, 2015

Dear Pericom Shareholder:

You may soon receive proxy materials from Pericom Semiconductor Corporation (“Pericom”) in connection with its upcoming special meeting of shareholders to consider the company’s proposed acquisition by Diodes Incorporated for $17.00 per share in cash (the “Diodes Acquisition Proposal.”)

You should be aware that on September 30, 2015, Montage Technology Group Limited (“Montage”) submitted a binding offer to Pericom and publicly announced our proposal to acquire 100% of the issued and outstanding Pericom Shares in an all-cash transaction at a price of $18.50 for every share of Pericom that you own (the “Montage Proposal”). We have recently filed proxy materials with the Securities & Exchange Commission and expect to mail detailed information about our proposal to you shortly.

The all-cash Montage Proposal represents a compelling 52% premium to the unaffected closing price on September 2, 2015 and a premium of approximately 9% to the Diodes Acquisition Proposal. We believe the Montage Proposal offers superior and more certain value for Pericom shareholders. Importantly, the Montage Proposal is subject to the termination of the Diodes Merger Agreement.

We urge you to refrain from submitting any proxies to Pericom until you have had an opportunity to review the proxy materials that Montage will be sending to you shortly.

Thank you for your consideration of this important matter,

MONTAGE TECHNOLOGY GROUP LIMITED

Montage and its directors, executive officers and certain employees may be deemed, under rules of the Securities and Exchange Commission (“SEC”), to be participants in the solicitation of proxies from Pericom shareholders in connection with Pericom’s Special Meeting of Shareholders. Information about the interests in Pericom of Montage and its directors, executive officers and employees are set forth in a preliminary proxy statement that was filed with the SEC on October 14, 2015 (the “Montage Proxy”).

Investors are urged to read in its entirety the Montage Proxy which is available now, and the definitive proxy statement and any other relevant documents filed with the SEC when they become available, because they contain (or will contain) important information. The Montage Proxy, and any other documents filed by Montage with the SEC, may be obtained free of charge at the SEC web site at www.sec.gov. The Montage Proxy and such other documents may also be obtained free of charge by contacting Innisfree at: (212) 750-5833 or 501 Madison Avenue, 20th Floor, New York, New York 10022.